                                                                   EXHIBIT 11.01
                                                                   -------------

                   OCCUPATIONAL HEALTH + REHABILITATION INC
                       COMPUTATION OF EARNINGS PER SHARE

                                                                                    Year ended December 31
                                                        ----------------------------------------------------------------------------

                                                               1996           1995           1994            1993             1992
PRIMARY

Weighted average OH+R common stock outstanding during
    the period, as converted                                 97,028         93,716         92,300          92,300           92,300
Conversion of OH+R preferred stock into common stock        585,901        567,590        434,385         310,864          226,553
Weighted average Telor common stock from date of merger     446,682              0              0               0                0
                                                        ------------   ------------   ------------   -------------   --------------
           Total                                          1,129,611        661,306        526,685         403,164          318,853
                                                        ============   ============   ============   =============   ==============
Net loss                                                $(1,849,587)   $(1,776,411)   $(1,410,429)   $ (1,505,059)      $  (65,161)
                                                        ============   ============   ============   =============   ==============
Loss per share                                          $     (1.64)   $     (2.69)   $     (2.68)   $      (3.73)      $    (0.20)
                                                        ============   ============   ============   =============   ==============

FULLY DILUTED

Weighted average OH+R common stock outstanding during
    the period, as converted                                 97,028         93,716         92,300          92,300           92,300
Conversion of OH+R preferred stock into common stock        585,901        567,590        434,385         310,864          226,553
Weighted average Telor common stock from date of merger     446,682              0              0               0                0
Series A Convertible Preferred Stock                        217,352              0              0               0                0
                                                        ------------   ------------   ------------   -------------   --------------
           Total                                          1,346,963        661,306        526,685         403,164          318,853
                                                        ============   ============   ============   =============   ==============
Net loss                                                $(1,849,587)   $(1,776,411)   $(1,410,429)   $ (1,505,059)      $  (65,161)
                                                        ============   ============   ============   =============   ==============
Loss per share - fully diluted                          $     (1.37)   $     (2.69)   $     (2.68)   $      (3.73)      $    (0.20)
                                                        ============   ============   ============   =============   ==============

Notes:

The weighted average number of shares outstanding for the years ended 1996, 1995, 1994, 1993, and 1992, respectively are based on the number of OH+R shares of Common Stock exchanged for common shares of the Company, and assumed the retroactive conversion of OH+R's Preferred Stock.

The effect of options and warrants is not considered as it would be antidilutive.